Exhibit 4.1

OMNIBUS AMENDMENT

TO NOTE AND WARRANT PURCHASE AGREEMENT AND

WARRANTS TO PURCHASE COMMON STOCK

THIS OMNIBUS AMENDMENT (“Omnibus Amendment”) is made and entered into as of this 7th day of April, 2006, by and among ARTISTdirect, Inc., a Delaware corporation (the “Company”), and the undersigned Purchasers. Capitalized terms used herein and undefined shall have the meanings set forth in that certain NP Agreement (defined in the Recitals below).

RECITALS:

WHEREAS, reference is made to that certain Note and Warrant Purchase Agreement dated as of July 28, 2005 (the “NP Agreement”), by and among the Company and the Purchasers;

WHEREAS, the parties wish to provide for a temporary reduction in the exercise price of the shares of Common Stock underlying the Warrants, provided that a portion of the cash proceeds received by the Company related to any exercise of shares of Common Stock underlying the Warrants by any Purchaser shall be used by the Company to make a partial prepayment of the outstanding principal amount of their respective Note;

WHEREAS, Section 13(e) of the NP Agreement and Section 10 of the Warrants permit any provision of the NP Agreement and the Warrants, as applicable, to be amended upon the written consent of the holder or holders representing at least a majority of the principal amount of the Notes outstanding;

WHEREAS, the undersigned Purchasers hold one hundred percent (100%) of the principal amount of the Notes outstanding.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements herein contained and for other good and valuable consideration, the parties hereto agree as follows:

1.             AMENDMENT TO NP AGREEMENT. Notwithstanding anything contained in Section 3(c) of the NP Agreement to the contrary, with respect to the Temporary EP Reduction (as described in Section 2(a) below) only, the Purchasers agree that the Company need not allocate any partial prepayments in proportion to the respective unpaid principal amounts of the Notes.

2.             AMENDMENT TO WARRANTS.

(a)           Notwithstanding anything contained in Section 1(c) of the Warrants to the contrary, the parties agree that for the period from April 7, 2006 until April 30, 2006 only, the exercise price of the shares of Common Stock underlying the Warrants shall be $1.85 per share (the “Temporary EP Reduction”); provided, that, any Purchaser that elects to exercise any portion of their respective Warrant (an “Electing Purchaser”) during the period of the Temporary EP Reduction must (i) return an irrevocable exercise notice to the Company by no later than the end of business on April 30, 2006 (a “Notice”) and (ii) make all payments to the Company covering the aggregate exercise price of the shares of Common Stock underlying the Warrants set forth in a Notice by cash payment or wire transfer of immediately available funds by no later than the end of business on April 30, 2006.

(b)           The Company agrees that twenty-five percent (25%) of the aggregate net cash proceeds received by it from any Electing Purchaser during the period of the Temporary EP Reduction only, shall be applied to the prepayment of an equal amount of the outstanding principal amount of such Electing

Purchaser’s respective Note. In addition, the Company agrees to pay all accrued and unpaid interest with respect to any prepayment amount on the same date as the prepayment of the Notes pursuant to this Section 2(b), which shall be no later than the end of business on May 2, 2006.

(c)           The parties agree that each Electing Purchaser shall return their Note to the Company so that it may mark such Note with a notation to properly indicate that a portion of the outstanding principal amount has been prepaid in accordance with the terms of this Ominbus Amendment and the terms set forth in Section 3(c) of the NP Agreement.

3.             WAIVER. The parties acknowledge that the Company is also offering (a) a permanent reduction in the exercise price of warrants issued on July 28, 2005 to holders of subordinated debt from an exercise price of $1.55 per share to $1.43 per share and (b) a temporary reduction in the exercise price of warrants issued on July 28, 2005 to Libra FE, LP. from an exercise price of $2.00 per share to $1.85 per share, from April 7, 2006 until April 30, 2006 (collectively, the “Simultaneous Offer”). The Purchasers hereby agree to forever waive any anti-dilution adjustments set forth in Section 2 of the Warrants triggered with respect to the Simultaneous Offer only.

4.             CONFLICTS. Except as expressly set forth in this Omnibus Amendment, the terms and provisions of the NP Agreement and the Warrants shall continue unmodified and in full force and effect. In the event of any conflict between this Omnibus Amendment and the NPA Agreement or the Warrants, this Omnibus Amendment shall control.

5.             GOVERNING LAW. This Omnibus Amendment shall be governed and construed under the laws of the State of New York, and shall be binding on and shall inure to the benefit of the parties and their respective successors and permitted assigns.

6.             COUNTERPARTS. This Omnibus Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have executed this Omnibus Amendment as of the date first set forth above.

COMPANY:

ARTISTdirect, Inc.

By:	/s/ Robert N. Weingarten

Name:	Robert N. Weingarten

Title:	Chief Financial Officer

PURCHASERS:

JMB Capital Partners, L.P.

By:	/s/ Cyrus Hadidi

Name:	Cyrus Hadidi

Title:	Partner

JMG Capital Partners, L.P.

By:	/s/ [ILLEGIBLE]

Name:	[ILLEGIBLE]

Title:	[ILLEGIBLE]

JMG Triton Offshore Fund, Ltd.

By:	/s/ [ILLEGIBLE]

Name:	[ILLEGIBLE]

Title:	[ILLEGIBLE]

CCM Master Qualified Fund, Ltd.

By:	/s/ Clint D. Coghill

Name:	Clint D. Coghill

Title:	Director